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BANSAL & CO LLP
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on the Amendment no. 2 for the Form F-20 of ZenaTech, Inc. of our report dated February 19, 2026, relating to the financial statements of ZenaTech, Inc. as of and for the fiscal year ended December 31, 2024 appearing in ZenaTech, Inc.'s Annual Report on Form 20-F for the fiscal year ended December 31,2024.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

BANSAL & CO LLP New Delhi Chartered Accountants

Bansal & Co. LLP

Bansal & Co LLP

New Delhi

February 19, 2026